Exhibit 10.1

March 28, 2024

Jeff Trigilio

Dear Jeff:

The purpose of this Separation and Transition letter agreement (this “Agreement”) is to confirm the terms of your separation from Cullinan Oncology, Inc. (the “Company”) and your post-separation consulting arrangement with the Company. Capitalized terms not defined herein shall have the respective meanings ascribed to them in the Employment Agreement between you and the Company dated January 7, 2021 (the “Employment Agreement”).

1. Transition Period and Separation Date.

(a) Subject to earlier termination as provided under your Employment Agreement, your employment with the Company will end on March 29, 2024 (the “Employment End Date”). From the date hereof until the Employment End Date, you will continue to perform your current duties as Chief Financial Officer of the Company and will perform such other duties as may be reasonably assigned to you from time to time by the Chief Executive Officer of the Company (the “CEO”) or other duly authorized executive consistent with your position as Chief Financial Officer and will at all times continue to devote your best efforts to the Company and comply with the terms of the Employment Agreement and the Company’s policies as in effect from time to time (the “CFO Duties”); it being understood that the CFO Duties include providing services only to the Company and you agree not to commence employment with, or provide any services to or on behalf of, any other company, with or without compensation and whether as an employee, consultant, or otherwise, prior to the Employment End Date. On the Employment End Date, your employment will terminate and you will resign from any and all: (i) officer positions you hold with the Company or any of its subsidiaries or affiliates, including as Chief Financial Officer of the Company, and (ii) memberships you hold on any boards of directors, boards of managers or other governing boards or bodies of the Company or any of its subsidiaries or affiliates, if any. Effective immediately following the Employment End Date, you will commence a consulting relationship with the Company. From the Employment End Date through the date that your consulting period terminates (the “Separation Date”), you will provide consulting services to the Company as set forth in this Agreement. Provided that you comply in full with your obligations hereunder, it is expected that your Separation Date will be September 30, 2024 (and the Separation Date shall not be extended beyond such date without your express written consent). The period beginning on the Employment End Date and concluding on the Separation Date is hereinafter referred to as the “Transition Period.” In the event that your employment is terminated prior to March 29, 2024, pursuant to the Employment Agreement, the date of actual termination will be the Employment End Date. If the termination is by the Company without Cause (as defined in the Employment Agreement), the terms of this Agreement, including your right to severance and your rights and obligations with respect to the Transition Period, shall apply. If the termination is for any other reason, the provisions of this Agreement shall not apply, and your rights with respect to severance and the vesting of your equity, if any, will be governed exclusively by the Employment Agreement and the 2021 Plan.

(b) During the Transition Period, you will be providing the consulting services (the “Services”) described on the Scope of Work attached as Exhibit A hereto. For such consulting services, the Company will pay you a consulting fee of (i) $45,000 per month for the first thirty (30)-day period of the Transition Period beginning on the day immediately following the Employment End Date (the “First Consulting Month”), subject to your satisfactory completion of the Services in a manner consistent with the Consultant Standard (as defined below) and (ii) $500 per hour of service performed beginning thereafter and continuing until the Separation Date. For services performed in periods after the First Consulting Month, you shall submit an invoice to the Company within fifteen (15) days after the end of the month in which the consulting services were performed indicating the days and hours you have worked, together with a detailed description, provided on an hourly basis, of all services performed. During the Transition Period, you will continue to devote your best professional efforts to the Company, to perform the consulting services in a professional and timely manner, to act in the best interests of the Company, and to abide by all applicable Company policies and procedures as in effect for service providers of the Company as in effect on the date of this Agreement (the “Consultant Standard”). You will not incur any business expenses during the Transition Period without the advance approval of the CEO or other duly authorized executive. The Company may terminate your consultancy at any time during the Transition Period for Cause, as defined in the Employment Agreement, or if you materially violate the terms and conditions of this Agreement, including but not limited to by failing to comply with the Continuing Obligations (as defined below) or by providing consulting services in a manner that the Company reasonably determines to be materially inconsistent with the Consultant Standard, upon notice to you, and you may terminate your consulting services for any reason (i) during the First Consulting Month, upon the provision of sixty (60) days’ advance written notice to the Company and (ii) after the First Consulting Month, upon the provision of thirty (30) days’ advance written notice to the Company. During the Transition Period, but not prior thereto, you may choose to provide services for others, provided that such services do not give rise to a conflict of interest or otherwise interfere with your obligations to the Company or violate the Continuing Obligations (as defined below). Following the Separation Date, as a condition to the accelerated vesting described in Section 1(c), you shall be required to execute and not revoke the Second Post-Service Release (as hereinafter defined).

(c) You acknowledge and agree that Exhibit B attached hereto sets forth a schedule of all stock options and restricted stock units (“RSUs”) previously granted by the Company to you under the Cullinan Oncology, Inc. 2021 Stock Option and Incentive Plan (the “2021 Plan”) that remain outstanding and unexercised, if applicable, as of the date hereof. Subject to your continued provision of consulting services during the Transition Period, the stock options and RSUs that are outstanding and unvested as of the Employment End Date (the “Unvested Equity”) will continue to vest in accordance with the terms of the respective award agreements during the Transition Period (treating you as continuing your service during the Transition Period, regardless of the level of consulting services requested by the Company) and until the Separation Date; it being understood that if this Agreement is terminated by the Company for Cause prior to the Separation Date, or if you materially violate the terms and conditions of this Agreement, including but not limited to by failing to comply with the Continuing Obligations (as defined below), by not providing the required notice of termination as set forth in subsection (b) above or by providing consulting services in a manner that the Company reasonably determines to be materially inconsistent with the Consultant Standard, the continued vesting of the Unvested Equity shall immediately cease and all such Unvested Equity (determined as of the date of termination and taking into account the portion of the Transition Period already completed) shall be cancelled for no consideration at such time. Subject to your executing, without revoking, the Second Post-Service Release, any portion of the Unvested Equity that remains unvested as of the Separation Date and that would have vested pursuant to its terms during the period measured from the Separation Date and continuing until April 30, 2025 shall be accelerated and become vested as of the Separation Date and shall, in the case of any RSUs, be settled thereafter in accordance with the terms of the equity incentive agreements under which such RSUs were granted; provided that this Agreement has not been terminated by you or by the Company for Cause prior to the Separation Date. For avoidance of doubt, if this Agreement is terminated prior to September 30, 2024 by the Company without Cause, then, unless you have materially violated the terms and conditions of this Agreement, including but not limited to by failing to comply with the Continuing Obligations (as defined below), or by providing consulting services in a manner that the Company reasonably determines to be materially inconsistent with the Consultant Standard, the date of termination will be the Separation Date and your right to accelerated vesting of the portion of the Unvested Equity that would have vested during the period from the Separation Date through April 30, 2025 shall apply.

2. Final Salary. You will receive, on or before the Company’s next regular payday following the Employment End Date, pay for all work you performed for the Company through the Employment End Date, to the extent not previously paid, determined in accordance with Company policy and as reflected on the books of the Company. You will receive the payments described in this Section 2 regardless of whether or not you sign this Agreement or either of the Post-Service Releases.

3. Severance Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations hereunder through the Employment End Date, including but not limited to the CFO Duties and your obligation to execute the First Post-Service Release, and in full consideration of any rights you may have under the Employment Agreement, (i) the Company will pay you an amount equal to your annual base salary of $493,584 plus $49,359, which reflects the pro-rata portion, measured as of the Employment End Date, of your 2024 target annual bonus, over a period of twelve (12) months following the Employment End Date and (ii) subject to your timely and proper election to continue coverage for you and, if applicable, your eligible dependents, in the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance until the earlier of (x) the end of the 9-month period following the Employment End Date, (y) the date that you become eligible for group medical plan benefits under any other employer’s group medical plan; or (z) the cessation of your health continuation rights under COBRA (the “Health Continuation Benefits”). Payments under this Section 3 will be made in the form of salary continuation and will begin within sixty (60) days following the Employment End Date. The first payment will be retroactive to the day following the Employment End Date.

4. Acknowledgment of Full Payment and Withholding.

(a) You acknowledge and agree that the payments provided under Section 2 of this Agreement are in complete satisfaction of any and all compensation or benefits due to you from the Company, whether for services provided to the Company or otherwise, through the Employment End Date and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be provided to you.

(b) Except with respect to the consulting fees contemplated by Section 1(b), all payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

5. Status of Employee Benefits and Expenses.

(a) Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s group health plans under COBRA or similar applicable law, and your right to continued vesting of the Unvested Equity as provided herein, your participation in all employee benefit plans of the Company will end as of the Employment End Date, in accordance with the terms of those plans. Your vested rights under the Company’s 401(k) plan will continue in accordance with the terms of the 401(k) plan, as in effect from time to time. You will not continue to earn paid time off or other similar benefits after the Employment End Date. You will receive information about your COBRA continuation rights under separate cover.

(b) Within two (2) weeks following the Employment End Date, for expenses incurred during your employment, and within two (2) weeks following the Separation Date, for expenses incurred during your consultancy, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Employment End Date or the Separation Date, as applicable, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for your authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice.

6. Continuing Obligations, Confidentiality and Non-Disparagement.

(a) Subject to Section 8(b) of this Agreement, you acknowledge that you continue to be bound by, and the equity benefits set forth in Section 1(c) and the severance payments and benefits set forth in Section 3 shall be subject to, your obligations under Section 8 of the Employment Agreement and under your Employee Confidentiality, Assignment and Nonsolicitation Agreement (the “RCA”), including, but not limited to, your obligations relating to confidentiality, assignment of inventions and nonsolicitation, with the Last Date of Employment (as defined in the RCA) for purposes of the post-employment nonsolicitation period applicable to you under the RCA commencing on the Employment End Date (such obligations, together with any provisions under the Employment Agreement necessary to an understanding or enforcement of such provisions, collectively, the “Continuing Obligations”); it being understood that you may request a waiver from the Company with respect to the nonsolicitation obligation, which waiver the Company may grant or deny in its sole discretion. For the avoidance of doubt, you will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, you may be held liable if you unlawfully access trade secrets by unauthorized means.

(b) Subject to Section 8(b) of this Agreement, and except in the case of your compliance with an order of a court of competent jurisdiction, you agree that you will never disparage or criticize, directly or indirectly, any of the Released Parties (as defined below), the Company, its subsidiaries and affiliates, their business, their management or their products or services, and that you will not otherwise do or say anything that could damage the good morale of employees of the Company or any of its subsidiaries or affiliates or harm the interests or reputation of the Company or any of its subsidiaries or affiliates. You further agree that as a condition for the payments and benefits under this Agreement, any statements that you make regarding the Company shall be consistent in tenor, tone and content with the statements made (i) in the press release filed by the Company, on or around the date hereof, and (ii) in the Company’s public filings with the Securities and Exchange Commission, filed on or after March 14, 2024, in each case announcing and/or describing the transition set forth in this Agreement.

7.
Return of Company Documents and Other Property. In signing this Agreement, you agree that you will return to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company and its subsidiaries or affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its subsidiaries or affiliates in your possession or control. Further, you agree that you will not retain any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its subsidiaries or affiliates. Further, you agree that you will not, following the Employment End Date, attempt to access or use any computer or computer network or system of the Company or any of its subsidiaries or affiliates, including without limitation the electronic mail system, except as expressly authorized by the Company in order for you to perform the consulting services. Further, you agree to disclose to the Company, on or before the Employment End Date, any and all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its subsidiaries or affiliates.
8.
General Release and Waiver of Claims.

(a) In exchange for the consulting fee, equity treatment and severance payment and benefits provided to you under this Agreement, to which you would not otherwise be entitled, and other good and valuable consideration, the receipt and sufficiency of which you hereby acknowledge, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives, successors and assigns, and all others connected with or claiming through you, you agree to and do release and forever discharge the Company, and each of its subsidiaries and affiliates, predecessors, successors or assigns, shareholders or members and each of their respective current and former officers, directors, managers, agents, employees, employee benefit plans, administrators, trustees and representatives (collectively, the “Released Parties”) from all claims, demands, damages, compensation, liabilities, rights, suits and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, accrued or unaccrued, contingent or otherwise, which you ever had or may now have against the Released Parties, including, without limitation, any claims, demands, damages, compensation, liabilities, rights, suits and causes of action arising from your employment with the Company and the termination of that employment and/or pursuant to any federal, state, county, or local employment laws, regulations, executive orders, or other requirements, including, but not limited to, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, and/or any and all other federal, state, local, or municipal employment discrimination statutes, regulations, executive orders and/or ordinances relating to employment or discrimination in employment, or otherwise. This release shall not apply to claims that arise after your execution of this Agreement, including your rights resulting from any breach by the Company of this Agreement occurring after such date, or to your rights to indemnification as described in Section 10(a).

(b) Nothing contained in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission, the National Labor Relations Board or a comparable state or local agency; provided however, that you hereby waive your right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by you or by anyone else on your behalf; provided, further, however, that you are not waiving any right to seek and receive a financial incentive award for any information you provide to a governmental agency or entity. Nothing in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity.

(c) This Agreement, including the general release and waiver of claims set forth in Section 8(a), creates legally binding obligations and the Company and its subsidiaries and affiliates therefore advise you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company and its subsidiaries and affiliates assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity to consider its terms and to consult with an attorney, if you wished to do so; and that you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement. You acknowledge and agree that you may not sign the First Post-Service Release prior to the Employment End Date or the Second Post-Service Release prior to the Separation Date.

(d) As a condition to the receipt of certain benefits under this Agreement, you agree to sign, and not revoke, two separate Post-Service Releases, each in the form of Exhibit C to this Agreement. The First Post-Service Release shall be executed by the later of seven (7) days following the Employment End Date and twenty-one (21) days following the date hereof (and in no event before the Employment End Date), and your right to receive payments and benefits described in Section 3 of this Agreement is expressly conditioned upon your execution, and nonrevocation, of the First Post-Service Release. The Second Post-Service Release shall be executed by the later of seven (7) days following the Separation Date and twenty-one (21) days following the date hereof (and in no event before the Separation Date), and your right to receive the accelerated vesting of equity benefits provided in Section 1(c) of this Agreement is expressly conditioned upon your execution, and nonrevocation, of the Second Post-Service Release. For the avoidance of doubt, the only consequence of your failure to execute, or your revocation, of the First Post-Service Release shall be forfeiture of (i) the severance payments and benefits described in Section 3 above and (ii) the equity benefits described in Section 1(c) above, and the only consequence of your failure to execute, or your revocation, of the Second Post-Service Release shall be forfeiture of the equity benefits described in Section 1(c) above.

9. Section 409A.

(a) This Agreement and the payments and benefits provided hereunder are intended to be exempt from, or comply with, the requirements of Section 409A of the Code, and shall be construed consistently with that intent. Notwithstanding the foregoing, in no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to be exempt from, or comply with, the requirements of Section 409A of the Code. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(b) Any reimbursement for expenses payable to you hereunder that would constitute nonqualified deferred compensation subject to Section 409A of the Code shall be subject to the following additional rules: (i) no reimbursement of any such expense shall affect your right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

(c) If you are a “specified employee” (as defined below) at the time of your “separation from service” (as defined below), any payments or benefits that are payable under this Agreement or otherwise on account of your separation from service that would (but for this provision) be payable within six (6) months following the date of such separation from service, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon your death; except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Section 1.409A-1(b) of the Treasury Regulations (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (ii) benefits which qualify as excepted welfare benefits pursuant to Section 1.409A-1(a)(5) of the Treasury Regulations; or (iii) other amounts or benefits that are not subject to the requirements of Section 409A of the Code.

(d) For purposes of this Agreement, the term “separation from service” shall have the meaning set forth in Section 1.409A-1(h) of the Treasury Regulations (after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations.

10. Miscellaneous.

(a) You will continue to be provided indemnification, including advancement of expenses, in accordance with the terms of, and only to the extent required by, your Officer Indemnification Agreement with the Company dated January 7, 2021 (the “Indemnification Agreement”), the Company’s Certificate of Incorporation or Bylaws and, if applicable, any directors and officers insurance policies; provided that any right to indemnification or advancement of expenses for claims arising after the Employment End Date relating to your services as a consultant shall be subject to the terms and conditions of your Indemnification Agreement as if you remained an officer of the Company but shall be limited to such claims, if any, that arise during the First Consulting Month.

(b) This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the Continuing Obligations, and your obligations with respect to the securities of the Company, all of which shall remain in full force and effect in accordance with their terms.

(c) This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the CEO of the Company or his expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

(d) The obligation of the Company to make payments or provide benefits to you or on your behalf under this Agreement, and your right to retain the same, are expressly conditioned upon your continued full performance of your obligations under this Agreement and of the Continuing Obligations.

(e) This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction. You agree to submit to the exclusive jurisdiction of the courts of and in the Commonwealth of Massachusetts in connection with any disputes arising out of this Agreement.

If the terms of this Agreement are acceptable to you, please sign, date and return it to me. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely.

CULLINAN ONCOLOGY, INC.

By: /s/ Steve Andre
Name: Steve Andre
Title: Chief Human Resources Officer

Accepted and agreed:

Signature: /s/ Jeff Trigilio
Jeff Trigilio

Date: March 28, 2024

Exhibit A
Scope of Work

Exhibit B
Equity Awards

Exhibit C
Post-Employment General Release and Waiver of Claims